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                                                                    EXHIBIT 99.1

PRESS RELEASE


                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                        4TH QUARTER AND YEAR END RESULTS
                        --------------------------------

      Clifton, New Jersey - May 7, 2004 -- Clifton Savings Bancorp, Inc. (NASDAQ: CSBK), the holding company of Clifton Savings Bank, S.L.A., today announced net income of $3.7 million for the year ended March 31, 2004, as compared to $5.2 million for the year ended March 31, 2003. Net income for the quarter ended March 31, 2004 was $837,000 as compared to $808,000 for the quarter ended December 31, 2003 and $1.3 million for the quarter ended March 31, 2003.
      Clifton Savings Bancorp, Inc. (the "Company") is the holding company for Clifton Savings Bank, S.L.A. (the "Bank"), a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey.

      On March 3, 2004, we completed a mutual holding company reorganization and stock issuance, issuing a total of 30,530,470 shares of the Company's common stock, consisting of 16,791,758 shares to Clifton MHC, the mutual holding company parent of the Company, 1,099,097 shares to the Employee Stock Ownership Plan and 12,639,615 shares to eligible depositors. The Company received $134.0 million of net proceeds in the reorganization to a mutual holding company structure. Stockholders' equity increased $126.9 million, or 173.8%, to $199.9 million at March 31, 2004 from $73.0 million at March 31, 2003, primarily due to the net proceeds of the reorganization.

      Net interest income for the year ended March 31, 2004, amounted to $14.0 million as compared to $14.4 million for the year ended March 31, 2003, reflecting a lower net interest margin which more than offset an increased level of net interest-earning assets. The net interest margin


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decreased  to 2.23% for the year  ended  March 31,  2004 from 2.67% for the year ended March 31, 2003. Net interest income for the quarter ended March 31, 2004, totaled $3.9 million as compared to $3.6 million for the quarter ended March 31, 2003, reflecting an increased level of net interest-earning assets which more than offset a lower net interest margin. The net interest margin decreased to 2.08% for the quarter ended March 31, 2004 from 2.64% for the quarter ended March 31, 2003.

      Non-interest expense increased to $8.2 million for the year ended March 31, 2004, as compared to $5.9 million for the year ended March 31, 2003, an increase of $2.3 million ($1.4 million on an after tax basis), including an increase of $1.2 million in salaries and employee benefits. This 38% growth in non-interest expenses is largely due to the addition of two new branch locations (a 25% increase in locations) and the renovation and expansion of several others, necessitating additional personnel needs and increased building and equipment costs, along with the overall growth of the Company. Additionally, legal fees increased to $271,000 for the year ended March 31, 2004, as compared to $31,000 for the year ended March 31, 2003 primarily due to litigation brought against the Bank in connection with the Bank's reorganization into the mutual holding company structure and increased legal fees associated with becoming a public company. Non-interest expense increased to $2.5 million for the quarter ended March 31, 2004 as compared to $1.6 million for the quarter ended March 31, 2003, an increase of $951,000 ($571,000 on an after tax basis), primarily due to the aforementioned physical expansion and an increase in legal fees to $250,000 for the quarter ended March 31, 2004, as compared to $8,000 for the quarter ended March 31, 2003.

      The Company's total assets increased $166.3 million, or 28.9%, to $742.3 million as of March 31, 2004, from $576.0 million at March 31, 2003 due primarily to the net proceeds of the

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conversion and strong loan growth. Net loans increased $35.3 million or 16.5% to
$249.5 million at March 31, 2004 from $214.2 million at March 31, 2003 primarily due to strong origination volume, which more than offset record high prepayment levels. Cash and cash equivalents increased by $68.4 million or 89.7% to $144.7 million at March 31, 2004, as compared to $76.3 million at March 31, 2003, reflecting the cash received in the reorganization, which is in the process of being reinvested into higher yielding securities and loans. Deposits increased $39.5 million or 7.9% from $497.5 million at March 31, 2003 to $537.0 million at March 31, 2004.

      The Bank's facility modernization program is well under way. Following the restoration of the Richfield and Botany Village branches and the opening of a new branch in Wayne, New Jersey in 2003, the Bank replaced the small Palisade Avenue branch in Garfield, New Jersey with a new building with drive-up facilities in the first quarter of 2004. The limited service branch office in Wallington, New Jersey is expected to be replaced with a new building with a drive-up facility in the second quarter of 2004.

      This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward- looking statements and undue reliance should not be placed on such statements.



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SELECTED FINANCIAL AND OTHER DATA

                                                AT MARCH 31,
                                             2004         2003       % CHANGE
                                          ---------------------      --------
                                           (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets                               $742,308      $576,055       28.86%
Loans receivable, net                       249,459       214,219       16.45%
Cash and cash equivalents
   and securities                           475,544       347,613       36.80%
Deposits                                    537,002       497,495        7.94%
Total equity                                199,907        73,020      173.77%



                                               THREE MONTHS                              YEAR ENDED
                                              ENDED MARCH 31,                             MARCH 31,
                                     ----------------------------             ----------------------------
                                             2004          2003    % CHANGE            2004         2003     % CHANGE
                                     ----------------------------  --------   ----------------------------   --------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income                              $6,818        $6,918       -1.45%       $25,698       $29,253      -12.15%
Interest expense                              2,907         3,284      -11.48%        11,716        14,856      -21.14%
                                     -----------------------------              ---------------------------
Net interest income                           3,911         3,634        7.62%        13,982        14,397       -2.88%
Provision for (recovery of)
   loan losses                                    0             0          N/A         (100)             0          N/A
                                     -----------------------------              ---------------------------
Net interest income after
   provision for (recovery of)
   loan losses                                3,911         3,634        7.62%        14,082        14,397       -2.19%
Noninterest income                               72            73       -1.37%           291           296       -1.69%
Noninterest expense                           2,540         1,589       59.85%         8,183         5,926       38.09%
                                     -----------------------------              ---------------------------
Earnings before income taxes                  1,443         2,118      -31.87%         6,190         8,767      -29.39%
Total income taxes                              606           846      -28.37%         2,501         3,546      -29.47%
                                     -----------------------------              ---------------------------
Net earnings                                   $837        $1,272      -34.20%        $3,689        $5,221      -29.34%
                                     =============================              ===========================



SELECTED FINANCIAL AND OTHER DATA
                                                     AT OR FOR THE THREE MONTHS             AT OR FOR THE YEAR ENDED
                                                           ENDED MARCH 31,                             MARCH 31,
                                                   ----------------------------------     ----------------------------------
                                                         2004            2003                   2004            2003
                                                         ----            ----                   ----            ----
PERFORMANCE RATIOS (1):
Return on average assets                                 0.43%            0.90%                 0.57%            0.94%
Return on average equity                                 3.12%            7.03%                 4.37%            7.41%
Interest rate spread (2)                                 1.89%            2.35%                 2.01%            2.34%
Net interest margin (3)                                  2.08%            2.64%                 2.23%            2.67%
Noninterest expense to average assets                    1.30%            1.12%                 1.25%            1.07%
Efficiency ratio (4)                                    63.77%           42.86%                57.33%           40.33%
Average interest-earning assets to
   average interest-bearing liabilities                 1.12 x           1.12 x                 1.11x           1.12 x
Average equity to average assets                        13.73%           12.74%                12.94%           12.68%


Tangible capital                                        17.83%           12.69%                17.83%           12.69%
Core capital                                            17.90%           12.69%                17.90%           12.69%
Risk-based capital                                      57.71%           40.47%                57.71%           40.47%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                     0.33%            0.44%                 0.33%            0.44%
Allowance for loan losses as a percent of
   nonperforming loans                                 688.52%          537.14%               688.52%          537.14%
Net charge-offs to average outstanding
   loans during the period                               0.00%            0.00%                 0.00%            0.00%
Nonperforming loans as a percent of
   total loans                                           0.05%            0.08%                 0.05%            0.08%
Nonperforming assets as a percent of
   total assets                                          0.02%            0.03%                 0.02%            0.03%

----------------------------------

(1)  Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

________________

Contact:

        Clifton Savings Bancorp, Inc.
        Bart D'Ambra, 973-473-2200 ext. 106
        bdambra@cliftonsavings.com
        --------------------------